Ex 10.4.9
Transfer Statement – No. AE-02-CC/DGP/22

The present transfer statement is composed in compliance with Articles 37 and 38 of Law no.16/2001, as amended by Law no. 7/2022, the “Legal Framework for Operating Games of Chance in Casinos”, and the provisions of the “Contract of Concession on Operating Games of Chance in Casinos in the Macau Special Administrative Region” entered into between the Macau Special Administrative Region and “Wynn Resorts (Macau) S.A.” on 16 December 2022, in particular, its Article 49, Paragraph 1.

1. The Macau Special Administrative Region hereby temporarily transfers to the concessionaire, for enjoyment, benefit and usage purposes, the casinos referred to by the following table, which are owned by the Macau Special Administrative Region and necessary for the operation of the concession business (please refer to Annex 1), along with the equipment and furnishings for gaming business contained in the “List of Property” submitted by “Wynn Resorts (Macau) S.A.” (consisting of 612 pages, please refer to Annex II):

No.	Casino	Total area (square meter)
1	Wynn Macau Casino (Wynn Macau Casino gaming and back-office areas)	27,283.83
2	Wynn Palace Casino (Wynn Palace Casino gaming and back-office areas)	43,519.39

2. The casinos and equipment and furnishings used for gaming business that are temporarily transferred to “Wynn Resorts (Macau) S.A.” by the Macau Special Administrative Region for its enjoyment, benefit and usage in accordance with the provision of paragraph 1 of Article 37 of Law no. 16/2001 are subject to the payment of an annual return fee in March of each year of the term of the concession via payment invoices issued by the Financial Services Bureau under the following terms:

(1) The return fee for the first year of the concession term shall be equal to the casino area multiplied by MOP 750 per square meter, and the return fees for the second and third years shall be adjusted in accordance with the average price index of the previous year in the Macau Special Administrative Region, respectively, pursuant to paragraph 2 of Article 39 of Law no. 16/2001;
(2) The return fee for the fourth year of the concession term shall be equal to the casino area multiplied by MOP 2,500 per square meter, and the return fee for the subsequent remaining term shall be adjusted in accordance with the average price index of the previous year in the Macau Special Administrative Region, in accordance with the provision of paragraph 2 of Article 39 of Law no. 16/2001.
(3) The return fees indicated by this Transfer Statement shall come into force on 1 January 2023.

On 30 December 2022, Ms. Fong Sio Peng, on behalf of the Financial Services Bureau, Mr. Cheang Kam Lei, on behalf of Gaming Inspection and Coordination Bureau, and Ms. Chen Xin, on behalf of “Wynn Resorts (Macau) S.A.”, were present at the transfer ceremony of said casinos and equipment and furnishings used for gaming business, wherein the representative of “Wynn Resorts (Macau) S.A.” received from the representatives of the Financial Services Bureau and Gaming Inspection and Coordination Bureau, the casinos and equipment and furnishings used for gaming business and referred to by the present transfer statement.

The representatives of the three parties understand the content of this transfer statement and duly hereunto subscribe.

/s/ CHEN XIN
_________________________________

CHEN XIN
(Representative of Wynn Resorts (Macau) S.A.)

/s/ FONG SIO PENG
_________________________________
FONG SIO PENG, Head of the Public Asset Management Department
(Representative of the Financial Services Bureau)

/s/ CHEANG KAM LEI
____________________________
CHEANG KAM LEI, Head of the Finance and Compliance Audit Department
(Representative of the Gaming Inspection and Coordination Bureau)